Exhibit 10.3

Description of Long-Term Incentive Performance Measure
for the 2008 through 2010 Performance Cycle

On February 20, 2008, subject to meeting the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, the Compensation Committee established the three-year performance goal for the 2008 through 2010 plan cycle.  The cash payment for the executive officers under this plan cycle is intended to be based on achievement of the following performance measure:

100% of the performance measure is based on achievement of RadioShack’s EBITDA target.

Actual amounts payable, if any, can range from 50% to 150% of the target amounts, depending on the extent to which performance under the foregoing criteria meets, exceeds or is below the target.